Sound Financial Bancorp, Inc. Q4 and Year End 2021 Results
Seattle, WA, January 28, 2022 — Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.9 million for the quarter ended December 31, 2021, or $0.70 diluted earnings per share, as compared to net income of $2.6 million, or $0.98 diluted earnings per share for the quarter ended September 30, 2021, and $3.5 million, or $1.34 diluted earnings per share for the quarter ended December 31, 2020. Net income totaled $9.2 million for the year ended December 31, 2021, or $3.46 diluted earnings per share, as compared to net income of $8.9 million, or $3.42 diluted earnings per share for the prior year.

Comments from the President and Chief Executive Officer
“Despite the uncertainty related to the significant increase in COVID-19 cases, our team remains focused on the business of banking in the communities we serve. For the second consecutive quarter we achieved organic loan portfolio growth, with loans held-for-portfolio increasing $18.8 million this quarter. In addition, our year over year net interest margin improved primarily due to the continued decline in the cost of deposits. We expect continued pressure on our margins going into 2022 due to the low interest rate environment, however we anticipate higher interest rates this year which should benefit both our net interest margin and earnings,” remarked Ms. Stewart, President and Chief Executive Officer.

Q4 2021 Financial Performance
Total assets decreased $8.4 million or 0.9% to $919.7 million at December 31, 2021, from $928.1 million at September 30, 2021, and increased $58.3 million or 6.8% from $861.4 million at December 31, 2020.

Net interest income decreased $601 thousand or 7.2% to $7.7 million for the quarter ended December 31, 2021, from $8.3 million for the quarter ended September 30, 2021, and increased $515 thousand or 7.2% from $7.2 million for the quarter ended December 31, 2020.

Net interest margin ("NIM"), annualized, was 3.53% for the quarter ended December 31, 2021, compared to 3.74% for the quarter ended September 30, 2021 and 3.47% for the quarter ended December 31, 2020.

Loans held-for-sale decreased $790 thousand or 20.3% to $3.1 million at December 31, 2021, compared to $3.9 million at September 30, 2021 and decreased $8.5 million or 73.3% from $11.6 million at December 31, 2020.

No provision for loan losses was recorded for the quarter ended December 31, 2021, compared to a $175 thousand provision for loan losses for the quarter ended September 30, 2021, and no provision for loan losses for the quarter ended December 31, 2020. The allowance for loan losses to total nonperforming loans was 113.59% and to total loans was 0.92% at December 31, 2021.

Loans held-for-portfolio increased $18.8 million or 2.8% to $686.4 million at December 31, 2021, compared to $667.6 million at September 30, 2021, and increased $73.0 million or 11.9% from $613.4 million at December 31, 2020. Paycheck Protection Program ("PPP") loans totaled $4.2 million at December 31, 2021, compared to $11.8 million at September 30, 2021 and $43.3 million at December 31, 2020.

Net gain on sale of loans was $507 thousand for the quarter ended December 31, 2021, compared to $568 thousand for the quarter ended September 30, 2021 and $2.6 million for the quarter ended December 31, 2020.

Total deposits decreased $9.3 million or 1.2%, to $798.3 million at December 31, 2021, from $807.7 million at September 30, 2021, and increased $50.3 million or 6.7% from $748.0 million at December 31, 2020. Noninterest-bearing deposits decreased $4.4 million or 2.2% to $190.5 million at December 31, 2021 compared to $194.8 million at September 30, 2021, and increased $58.0 million or 43.8% compared to $132.5 million at December 31, 2020.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at December 31, 2021.

Operating Results

Net interest income decreased $601 thousand, or 7.2%, to $7.7 million for the quarter ended December 31, 2021, compared to $8.3 million for the quarter ended September 30, 2021 and increased $515 thousand, or 7.2%, from $7.2 million for the quarter ended December 31, 2020. The decrease from the prior quarter was primarily the result of lower interest income earned on loans, investments, and cash and cash equivalents, partially offset by lower interest expense paid on deposits. The increase from the same quarter last year was primarily the result of lower interest expense paid on deposits and higher interest income earned on investments and interest-bearing cash, partially offset by lower interest income earned on loans and higher interest expense paid on subordinated debt.
Interest income decreased $743 thousand, or 8.2%, to $8.4 million for the quarter ended December 31, 2021, compared to $9.1 million for the quarter ended September 30, 2021 and decreased $715 thousand, or 7.9%, from $9.1 million for the quarter ended December 31, 2020. The decrease from the prior quarter was due to a 72 basis point decrease in loan yields. The Bank recognized $192 thousand, $1.1 million, and $1.2 million in deferred fees and interest income related to PPP loan forgiveness repayments during the three months ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively. The decrease in interest income from the same quarter last year was due primarily to a 65 basis point decline in the average loan yield, partially offset by higher average loan balances.
Interest income on loans decreased $729 thousand, or 8.1%, to $8.2 million for the quarter ended December 31, 2021, compared to $9.0 million for the quarter ended September 30, 2021, and decreased $740 thousand, or 8.2%, from $9.0 million for the quarter ended December 31, 2020. The average balance of total loans was $690.7 million for the quarter ended December 31, 2021, compared to $652.3 million for the quarter ended September 30, 2021 and $663.3 million for the quarter ended December 31, 2020. The average yield on total loans was 4.73% for the quarter ended December 31, 2021, compared to 5.45% for the quarter ended September 30, 2021 and 5.38% for the quarter ended December 31, 2020. The decline in the average yield on loans during the current quarter compared to the prior quarter primarily was due to lower recognition of net deferred fees due to a reduced volume of PPP loan repayments from U.S. Small Business Administration’s (“SBA”) loan forgiveness, and new loan originations at lower rates, primarily related to fixed rate mortgage loans. The decrease in the average yield on loans during the current quarter compared to the same quarter in 2020 was primarily due to the decrease in the recognition of net deferred fees due to loan repayments from SBA loan forgiveness, lower rates on new originations and adjustable rate loans resetting to lower current market rates. Refer to the net interest margin discussion below for the impact of PPP. Interest income on investments and interest-bearing cash decreased $14 thousand to $121 thousand for the quarter ended December 31, 2021, compared to $135 thousand for the quarter ended September 30, 2021, and increased $25 thousand from $96 thousand for the quarter ended December 31, 2020. This increase compared to the same quarter one year ago was due to higher average balances of interest-earning investments and interest-bearing cash and higher average yields.
Interest expense decreased $142 thousand, or 18.1%, to $643 thousand for the quarter ended December 31, 2021, compared to $785 thousand for the quarter ended September 30, 2021 and decreased $1.2 million, or 65.7%, from $1.9 million for the quarter ended December 31, 2020. The decrease from the prior quarter was primarily due to both a lower average rate paid and average balance of certificate accounts. The average rate paid on certificate accounts declined 15 basis points to 1.12% while the average balance declined $24.8 million, or 18.2%, to $111.0 million during the current quarter compared to the quarter ended September 30, 2021. The decrease in interest expense during the current quarter from the comparable period a year ago was primarily the result of a 64 basis point decline in the average cost of deposits reflecting reduced rates paid on all deposits, a $127.5 million or 53.5% decline in the average balance of certificate accounts and the repayment of $5.8 million in FHLB advances, partially offset by a $127.5 million or 34.8% increase in the average balance of interest-bearing deposits other than certificate accounts. In addition, total deposit costs were favorably impacted by the $8.0 million increase in average balance of noninterest bearing deposits to $190.6 million for the three months ended December 31, 2021, compared to $182.5 million for the three months ended September 30, 2021, and the $49.7 million increase from the same period last year. The increase in the average noninterest bearing deposits contributed to the 6 basis point decrease in the average cost of total deposits to 0.24% for the quarter ended December 31, 2021, from 0.30% for the quarter ended September 30, 2021, and the decline of 64 basis points from 0.88% for the quarter ended December 31, 2020. The average cost of subordinated debt and borrowings decreased to 5.73% for the quarter ended December 31, 2021, from 5.74% for the quarter ended September 30, 2021, and increased from 4.89% for the quarter ended December 31, 2020. The average cost of subordinated debt increased from the same period a year ago reflecting the issuance of the subordinated notes and repayment of FHLB borrowings.
Net interest margin (annualized) was 3.53% for the quarter ended December 31, 2021, compared to 3.74% for the quarter ended September 30, 2021 and 3.47% for the quarter ended December 31, 2020. The decrease in net interest margin from the prior quarter was due primarily to the lower average yield earned on loans, partially offset by a eight basis point decline in the cost of total interest-bearing liabilities. The increase from the comparable period in 2020 was primarily due to decline in rates paid on interest-bearing liabilities exceeding the decline in yields earned on interest-earning assets. During the fourth quarter of 2021, the average yield earned on PPP loans, including the recognition of the net deferred fees for PPP loans repaid and forgiven by the SBA, resulted in a positive impact to the net interest margin of five basis points, compared to a positive impact of 41 basis points during the quarter ended September 30, 2021, and a positive impact of 34 basis points during the quarter ended December 31, 2020.
The Company recorded no provision for loan losses for the quarter ended December 31, 2021, as compared to a $175 thousand provision for loan losses for the quarter ended September 30, 2021, and no provision for loan losses for the quarter ended December 31, 2020. The decrease in the provision for loan losses for the quarter ended December 31, 2021 compared to the quarter ended September 30, 2021 resulted primarily from the release of COVID specific reserves, offset by an increase in the loans held-for-portfolio and a $2.5 million increase in non-performing loans. The provision for loan losses in the fourth quarter of 2021 also reflects the inherent economic improvements in our markets as initial COVID-19 restrictions implemented in the second quarter of last year have been lifted.
Noninterest income increased $52 thousand, or 3.6%, to $1.5 million for the quarter ended December 31, 2021, compared to $1.4 million for the quarter ended September 30, 2021 and decreased $1.6 million, or 52.0%, from $3.1 million for the quarter ended December 31, 2020. The increase in noninterest income for the three months ended December 31, 2021 as compared to the three months ended September 30, 2021, primarily resulted from a $76 thousand increase in service fees and income resulting primarily from higher loan fees and foreign ATM fees and a $31 thousand increase in earnings on cash surrender value of bank-owned life insurance, partially offset by a $61 thousand decrease in the net gain on sale of loans, as a result of refinance activity slowing over the past quarter. The decrease in noninterest income from the comparable period in 2020 was primarily due to a $2.1 million decrease in net gain on sale of loans as the value of loans sold declined. Loans sold during the quarter ended December 31, 2021, totaled $19.1 million, compared to $20.3 million and $88.0 million during the quarters ended September 30, 2021 and December 31, 2020, respectively.
Noninterest expense increased $610 thousand, or 9.7%, to $6.9 million for the quarter ended December 31, 2021, compared to $6.3 million for the quarter ended September 30, 2021 and increased $1.1 million, or 19.5%, from $5.8 million for the quarter ended December 31, 2020. The increase from the quarter ended September 30, 2021 was primarily a result of an increase in salaries and benefits expense of $274 thousand primarily due to higher medical expenses and an increase in operations expense of $266 thousand primarily due to increases in various expenses including marketing expenses, reserve for unfunded commitments, and professional fees. The increase in the reserve for unfunded commitments primarily resulted from an increase in construction loan commitments. The increase in noninterest expense compared to the quarter ended December 31, 2020 was primarily due to an increase in salaries and benefits of $635 thousand primarily due to higher wages and incentive compensation, higher medical expenses and lower deferred compensation, partially offset by a decrease in commission expense related to a decline in mortgage originations in the fourth quarter of 2021 as compared to the same period in 2020. Operations expense also increased $380 thousand due to increases in various accounts including marketing expenses, reserve for unfunded commitments, and professional fees. The increase in the reserve for unfunded commitments primarily resulted from an increase in construction loan commitments.
The efficiency ratio for the quarter ended December 31, 2021 was 75.31%, compared to 64.81% for the quarter ended September 30, 2021 and 56.32% for the quarter ended December 31, 2020. The weakening in the efficiency ratio for the current quarter compared to the prior quarter is primarily due to higher noninterest expense and lower net interest income in the current quarter, partially offset by slightly higher noninterest income. The weakening in the efficiency ratio for the current quarter compared to the same period in the prior year is primarily due to higher noninterest expense and lower revenues.

Balance Sheet Review, Capital Management and Credit Quality

Assets at December 31, 2021 totaled $919.7 million, compared to $928.1 million at September 30, 2021 and $861.4 million at December 31, 2020. The decrease in assets from the sequential quarter was primarily due to a decrease in cash and cash equivalents, partially offset by an increase in loans held-for-portfolio. The increase from one year ago was primarily a result of an increase in loans held-for-portfolio and bank owned life insurance (BOLI), partially offset by lower balances in cash and cash equivalents and decreases in loans held-for-sale.
Cash and cash equivalents decreased $23.1 million, or 11.2%, to $183.6 million at December 31, 2021, compared to $206.7 million at September 30, 2021, and decreased $10.2 million, or 5.3%, from $193.8 million at December 31, 2020. The decrease from the prior quarter-end and from one year ago was due to deploying cash earning a nominal yield into higher earning loans and investments.
Available-for-sale securities totaled $8.4 million at December 31, 2021, compared to $7.1 million at September 30, 2021, and $10.2 million at December 31, 2020. The increase in available-for-sale securities from the prior quarter was primarily due the purchase of $2.0 million in municipal bonds, partially offset by regularly scheduled payments and maturities. The decrease from the same period one year ago was primarily due to calls of securities, regularly scheduled payments and maturities, partially offset by purchases during the fourth quarter of 2021.
Loans held-for-sale totaled $3.1 million at December 31, 2021, compared to $3.9 million at September 30, 2021 and $11.6 million at December 31, 2020. The decrease from the same period one year ago was primarily due to a decline in mortgage originations reflecting reduced refinance activity.
Loans held-for-portfolio increased to $686.4 million at December 31, 2021, compared to $667.6 million at September 30, 2021 and increased from $613.4 million at December 31, 2020. The increase in loans held-for-portfolio at December 31, 2021, compared to the prior quarter, primarily resulted from a $13.3 million, or 6.9%, increase in one-to-four family loans driven largely by jumbo residential mortgages, a $31.4 million, or 12.7%, increase in commercial and multifamily loans almost entirely driven by commercial real estate nonowner occupied loans, and a $2.1 million, or 2.2%, increase in consumer loans almost entirely due to floating home loans. These increases were partially offset by a $8.6 million, or 23.5% decrease in commercial business loans resulting from the forgiveness by the SBA of $7.6 million of PPP loans during the quarter, and an $18.5 million, or 22.6%, decrease in construction and land loans. The increase in loans held-for-portfolio at December 31, 2021, compared to the comparable quarter in 2020, primarily resulted from a $12.4 million, or 4.7% increase in commercial and multifamily loans, a $77.0 million, or 58.9% increase in one-to-four family loans, a $353 thousand, or 0.6% increase in construction and land loans, and a $21.8 million or 28.8%, increase in consumer loans primarily due to $19.4 million, or 48.7% increase in floating home loans, partially offset by a $36.2 million, or 56.4% decrease in commercial business loans primarily PPP loans. At December 31, 2021, commercial and multifamily real estate loans accounted for approximately 40.4% of total loans, one-to-four family loans, including home equity loans accounted for approximately 32.1% of total loans, and commercial business loans accounted for approximately 4.1% of total loans. Consumer loans accounted for approximately 14.2% of total loans and construction and land loans accounted for approximately 9.2% of total loans at December 31, 2021.
Nonperforming assets ("NPAs"), which are comprised of nonaccrual loans, including nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO"), and other repossessed assets, increased $2.5 million, or 66.6%, to $6.2 million at December 31, 2021, from $3.7 million at September 30, 2021 and increased $2.7 million, or 78.6% from $3.5 million at December 31, 2020. The increase in nonperforming assets during the period compared to the prior period primarily was due to a $2.4 million increase in nonperforming commercial and multifamily loans consisting of one property. Loans classified as TDRs totaled $2.6 million, $2.6 million and $3.2 million at December 31, 2021, September 30, 2021 and December 31, 2020, respectively, of which $422 thousand, $411 thousand and $174 thousand, respectively, were on nonaccrual status. At December 31, 2021, there were two one-to-four family residential loans totaling $64 thousand operating under forbearance agreements due to COVID-19. Since these loans were performing loans that were current on their payments prior to the COVID-19 pandemic, these modifications are not considered TDRs pursuant to applicable accounting and regulatory guidance until January 1, 2022.
NPAs to total assets were 0.68%, 0.40% and 0.40% at December 31, 2021, September 30, 2021 and December 31, 2020, respectively. The allowance for loan losses to total loans outstanding was 0.92%, 0.95% and 0.98% at December 31, 2021, September 30, 2021 and December 31, 2020, respectively. Excluding PPP loans of $4.2 million which are 100% guaranteed by the SBA, the allowance for loan losses totaled 0.92% of total loans outstanding at December 31, 2021, compared to 0.96% of total loans outstanding at September 30, 2021, excluding PPP loans of $11.8 million, and 1.05% of total loans outstanding at December 31, 2020, excluding PPP loans of $43.3 million (See Non-GAAP reconciliation on page 16). Net loan charge-offs during the fourth quarter of 2021 totaled $21 thousand compared to net charge-offs of $5 thousand for the third quarter 2021, and net recoveries of $12 thousand for the fourth quarter of 2020.
The following table summarizes our NPAs (dollars in thousands):

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Nonperforming Loans:
One-to-four family	$2,207	$1,915	$457	$1,507	$1,668
Home equity loans	140	150	157	151	156
Commercial and multifamily	2,380	—	—	353	353
Construction and land	33	220	39	40	40
Manufactured homes	122	98	143	146	149
Floating homes	493	504	510	514	518
Commercial business	176	182	186	—	—
Total nonperforming loans	5,552	3,069	1,492	2,711	2,884
OREO and Other Repossessed Assets:
One-to-four family	84	84	84	—	—
Commercial and multifamily	575	575	575	575	575
Manufactured homes	—	—	—	—	19
Total OREO and repossessed assets	659	659	659	575	594
Total nonperforming assets	$6,211	$3,728	$2,151	$3,286	$3,478

Nonperforming Loans:
One-to-four family	35.5%	51.4%	21.2%	45.9%	48.0%
Home equity loans	2.3	4.0	7.3	4.6	4.5
Commercial and multifamily	38.3	—	—	10.7	10.1
Construction and land	0.5	5.9	1.8	1.2	1.2
Manufactured homes	2.0	2.6	6.6	4.4	4.3
Floating homes	7.9	13.5	23.8	15.7	14.9
Commercial business	2.8	4.9	8.6	—	—
Total nonperforming loans	89.3	82.3	69.4	82.5	83.0
OREO and Other Repossessed Assets:
One-to-four family	1.4	2.3	3.9	—	—
Commercial and multifamily	9.3	15.4	26.7	17.5	16.5
Manufactured homes	—	—	—	—	0.5
Total OREO and repossessed assets	10.7	17.7	30.6	17.5	17.0
Total nonperforming assets	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	For the Quarter Ended:
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Allowance for Loan Losses
Balance at beginning of period	$6,327	$6,157	$5,935	$6,000	$5,988
Provision for loan losses during the period	—	175	250	—	—
Net (charge-offs) recoveries during the period	(21)	(5)	(28)	(65)	12
Balance at end of period	$6,306	$6,327	$6,157	$5,935	$6,000
Allowance for loan losses to total loans	0.92%	0.95%	0.96%	0.97%	0.98%
Allowance for loan losses to total loans (excluding PPP loans) (1)	0.92%	0.96%	1.02%	1.07%	1.05%
Allowance for loan losses to total nonperforming loans	113.58%	206.16%	412.67%	218.92%	208.04%

(1) Represents a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this earnings release for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Deposits decreased $9.3 million, or 1.2%, to $798.3 million at December 31, 2021, compared to $807.7 million at September 30, 2021 and increased $50.3 million, or 6.7%, from $748.0 million at December 31, 2020. The decrease in deposits compared to the prior quarter was primarily a result of a managed run-off of higher costing maturing certificates of deposits, decreases in the balances of existing commercial accounts, and decreases in escrow accounts related to semi-annual escrow payments, partially offset by deposit growth from new consumer relationships. The increase in deposits compared to the year ago quarter was primarily higher balances in existing client accounts, developing further relationships with PPP borrowers who were not previously clients, as well as reduced withdrawals reflecting changes in customer spending habits due to the COVID-19 pandemic. Our noninterest-bearing deposits decreased $4.4 million, or 2.2% to $190.5 million at December 31, 2021, compared to $194.8 million at September 30, 2021 and increased $58.0 million, or 43.8% from $132.5 million at December 31, 2020. Noninterest-bearing deposits represented 23.9%, 24.1% and 17.7% of total deposits at December 31, 2021, September 30, 2021 and December 31, 2020, respectively.
There were no outstanding FHLB advances at each of December 31, 2021, September 30, 2021 and December 31, 2020. Subordinated debt, net totaled $11.6 million at each of December 31, 2021, September 30, 2021 and December 31, 2020.
Stockholders’ equity totaled $93.4 million at December 31, 2021, an increase of $1.5 million, or 1.6%, from $91.9 million at September 30, 2021, and an increase of $7.9 million, or 9.2%, from $85.5 million at December 31, 2020. The increase in stockholders’ equity from September 30, 2021 was primarily the result of net income earned of $1.9 million, partially offset by the payment of $446 thousand in dividends to Company stockholders during the current quarter.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Interest income	$8,359	$9,102	$8,415	$7,999	$9,074
Interest expense	643	785	1,064	1,463	1,873
Net interest income	7,716	8,317	7,351	6,536	7,201
Provision for loan losses	—	175	250	—	—
Net interest income after provision for loan losses	7,716	8,142	7,101	6,536	7,201
Noninterest income:
Service charges and fee income	632	556	526	532	472
Earnings on cash surrender value of bank-owned life insurance	135	104	96	82	141
Mortgage servicing income	323	328	321	312	288
Fair value adjustment on mortgage servicing rights	(114)	(125)	(294)	(275)	(434)
Net gain on sale of loans	507	568	1,063	2,053	2,623
Total noninterest income	1,483	1,431	1,712	2,704	3,090
Noninterest expense:
Salaries and benefits	3,786	3,512	3,314	3,644	3,151
Operations	1,732	1,466	1,361	1,206	1,352
Regulatory assessments	96	91	91	101	109
Occupancy	451	441	409	448	444
Data processing	863	808	813	779	735
Net gain on OREO and repossessed assets	—	—	—	(16)	5
Total noninterest expense	6,928	6,318	5,988	6,162	5,796
Income before provision for income taxes	2,271	3,255	2,825	3,078	4,495
Provision for income taxes	407	663	574	627	1,001
Net income	$1,864	$2,592	$2,251	$2,451	$3,494

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Year Ended December 31
	2021	2020
Interest income	$33,874	$34,936
Interest expense	3,954	7,450
Net interest income	29,920	27,486
Provision for loan losses	425	925
Net interest income after provision for loan losses	29,495	26,561
Noninterest income:
Service charges and fee income	2,247	1,905
Earnings on cash surrender value of bank-owned life insurance	416	348
Mortgage servicing income	1,284	1,027
Fair value adjustment on mortgage servicing rights	(808)	(1,857)
Net gain on sale of loans	4,190	6,022
Total noninterest income	7,329	7,445
Noninterest expense:
Salaries and benefits	14,257	12,083
Operations	5,765	5,461
Regulatory assessments	379	590
Occupancy	1,748	1,881
Data processing	3,263	2,658
Net gain on OREO and repossessed assets	(16)	5
Total noninterest expense	25,396	22,678
Income before provision for income taxes	11,428	11,328
Provision for income taxes	2,272	2,391
Net income	$9,156	$8,937

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$183,590	$206,702	$236,815	$269,593	$193,828
Available-for-sale securities, at fair value	8,419	7,060	7,524	9,078	10,218
Loans held-for-sale	3,094	3,884	3,674	10,713	11,604
Loans held-for-portfolio	686,398	667,551	639,633	614,377	613,363
Allowance for loan losses	(6,306)	(6,327)	(6,157)	(5,935)	(6,000)
Total loans held-for-portfolio, net	680,092	661,224	633,476	608,442	607,363
Accrued interest receivable	2,217	2,231	2,078	2,160	2,254
Bank-owned life insurance, net	21,095	20,926	17,823	14,690	14,588
Other real estate owned ("OREO") and other repossessed assets, net	659	659	659	575	594
Mortgage servicing rights, at fair value	4,273	4,211	4,151	4,109	3,780
Federal Home Loan Bank ("FHLB") stock, at cost	1,046	1,052	1,052	1,052	877
Premises and equipment, net	5,819	5,941	6,043	6,123	6,270
Right-of-use assets	5,811	6,033	6,255	6,475	6,722
Other assets	3,576	8,188	3,628	3,641	3,304
TOTAL ASSETS	$919,691	$928,111	$923,178	$936,651	$861,402
LIABILITIES
Interest-bearing deposits	$607,854	$612,805	$622,873	$628,009	$615,491
Noninterest-bearing deposits	190,466	194,848	181,847	188,684	132,490
Total deposits	798,320	807,653	804,720	816,693	747,981
Borrowings	—	—	—	—	—
Accrued interest payable	200	48	238	133	369
Lease liabilities	6,242	6,462	6,681	6,894	7,134
Other liabilities	8,571	8,711	9,453	12,027	7,674
Advance payments from borrowers for taxes and insurance	1,366	1,708	938	1,746	1,168
Subordinated debt, net	11,634	11,623	11,613	11,602	11,592
TOTAL LIABILITIES	826,333	836,205	833,643	849,095	775,918
STOCKHOLDERS' EQUITY:
Common stock	26	26	26	26	25
Additional paid-in capital	27,956	27,835	27,613	27,447	27,106
Unearned shares – Employee Stock Ownership Plan ("ESOP")	—	(28)	(57)	(85)	(113)
Retained earnings	65,237	63,905	61,758	59,975	58,226
Accumulated other comprehensive income, net of tax	139	168	195	193	240
TOTAL STOCKHOLDERS' EQUITY	93,358	91,906	89,535	87,556	85,484
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$919,691	$928,111	$923,178	$936,651	$861,402

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Annualized return on average assets	0.81%	1.11%	0.98%	1.11%	1.61%
Annualized return on average equity	7.90	11.21	10.13	11.40	16.40
Annualized net interest margin(1)	3.53	3.74	3.36	3.09	3.47
Annualized efficiency ratio(2)	75.31%	64.81%	66.07%	66.69%	56.32%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Basic earnings per share	$0.72	$1.00	$0.87	$0.95	$1.35
Diluted earnings per share	$0.70	$0.98	$0.85	$0.93	$1.34
Weighted-average basic shares outstanding	2,586,570	2,586,966	2,582,937	2,571,726	2,566,219
Weighted-average diluted shares outstanding	2,631,721	2,633,459	2,627,621	2,610,986	2,597,475
Common shares outstanding at period-end	2,613,768	2,617,425	2,614,329	2,609,806	2,592,587
Book value per share	$35.72	$35.11	$34.25	$33.55	$32.97

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$690,680	$8,238	4.73%	$652,251	$8,967	5.45%	$663,299	$8,978	5.38%
Investments and interest-bearing cash	176,942	121	0.27%	229,802	135	0.23%	161,330	96	0.24%
Total interest-earning assets	$867,622	$8,359	3.82%	$882,053	$9,102	4.09%	$824,629	$9,074	4.38%
Interest-Bearing Liabilities:
Savings and Money Market accounts	$183,730	$36	0.08%	$179,164	$42	0.09%	$144,397	$95	0.26%
Demand and NOW accounts	310,352	126	0.16%	311,273	141	0.18%	222,196	221	0.40%
Certificate accounts	110,985	313	1.12%	135,757	434	1.27%	238,442	1,343	2.24%
Subordinated debt	11,627	168	5.73%	11,616	168	5.74%	11,616	191	6.54%
Borrowings	2	—	—%	2	—	—%	5,788	23	1.58%
Total interest-bearing liabilities	$616,696	643	0.41%	$637,812	785	0.49%	$622,439	1,873	1.20%
Net interest income/spread		$7,716	3.41%		$8,317	3.61%		$7,201	3.18%
Net interest margin			3.53%			3.74%			3.47%

Ratio of interest-earning assets to interest-bearing liabilities	141%			138%			132%
Total deposits	$795,618	$475	0.24%	$808,697	$617	0.30%	$745,904	$1,659	0.88%
Total funding (1)	807,247	643	0.32%	820,315	785	0.38%	763,308	1,873	0.98%

	Year Ended
	December 31, 2021			December 31, 2020
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$650,045	$33,389	5.14%	$665,389	$34,439	5.16%
Investments and interest-bearing cash	221,577	485	0.22%	102,539	497	0.48%
Total interest-earning assets	$871,622	$33,874	3.89%	$767,928	$34,936	4.54%
Interest-Bearing Liabilities:
Savings and Money Market accounts	$171,406	$180	0.11%	$128,038	$346	0.27%
Demand and NOW accounts	289,096	611	0.21%	189,643	909	0.48%
Certificate accounts	158,649	2,491	1.57%	242,963	5,749	2.36%
Subordinated debt	11,611	672	5.79%	3,345	191	5.69%
Borrowings	1	—	—%	16,610	255	1.53%
Total interest-bearing liabilities	$630,763	3,954	0.63%	$580,599	7,450	1.28%
Net interest income/spread		$29,920	3.26%		$27,486	3.26%
Net interest margin			3.43%			3.57%

Ratio of interest-earning assets to interest-bearing liabilities	138%			132%
Total deposits	$797,686	$3,282	0.41%	$691,359	$7,004	1.01%
Total funding (1)	809,298	3,954	0.49%	711,314	7,450	1.04%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Real estate loans:
One-to-four family	$207,660	$194,346	$170,351	$129,995	$130,657
Home equity	13,250	14,012	15,378	13,763	16,265
Commercial and multifamily	278,175	246,794	244,047	251,459	265,774
Construction and land	63,105	81,576	71,881	63,112	62,752
Total real estate loans	562,190	536,728	501,657	458,329	475,448
Consumer Loans:
Manufactured homes	21,636	21,459	21,032	20,781	20,941
Floating homes	59,268	58,358	43,741	39,868	39,868
Other consumer	16,748	15,732	15,557	14,942	15,024
Total consumer loans	97,652	95,549	80,330	75,591	75,833
Commercial business loans	28,026	36,620	59,969	83,669	64,217
Total loans	687,868	668,897	641,956	617,589	615,498
Less:
Deferred fees, net	(1,470)	(1,346)	(2,323)	(3,212)	(2,135)
Allowance for loan losses	(6,306)	(6,327)	(6,157)	(5,935)	(6,000)
Total loans held for portfolio, net	$680,092	$661,224	$633,476	$608,442	$607,363

DEPOSITS
(Dollars in thousands, unaudited)

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Noninterest-bearing	$190,466	$194,848	$181,847	$188,684	$132,490
Interest-bearing	307,061	311,303	297,227	269,514	230,492
Savings	103,401	99,747	97,858	93,207	83,778
Money market	91,670	82,314	72,553	73,536	65,748
Certificates	105,722	119,441	155,235	191,752	235,473
Total deposits	$798,320	$807,653	$804,720	$816,693	$747,981

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Nonaccrual loans	$5,130	$2,658	$1,068	$2,467	$2,710
Nonperforming TDRs	422	411	424	244	174
Total nonperforming loans	5,552	3,069	1,492	2,711	2,884
OREO and other repossessed assets	659	659	659	575	594
Total nonperforming assets	$6,211	$3,728	$2,151	$3,286	$3,478
Performing TDRs	2,174	2,198	2,221	2,919	3,072
Net (charge-offs)/ recoveries during the quarter	(21)	(5)	(28)	(65)	12
Provision for loan losses during the quarter	—	175	250	—	—
Allowance for loan losses	6,306	6,327	6,157	5,935	6,000
Allowance for loan losses to total loans	0.92%	0.95%	0.96%	0.97%	0.98%
Allowance for loan losses to total loans (excluding PPP loans)(1)	0.92%	0.96%	1.02%	1.07%	1.05%
Allowance for loan losses to total nonperforming loans	113.59%	206.16%	412.67%	218.92%	208.04%
Nonperforming loans to total loans	0.81%	0.46%	0.23%	0.44%	0.47%
Nonperforming assets to total assets	0.68%	0.40%	0.23%	0.35%	0.40%

(1) Represents a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this earnings release for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Sound Community Bank:
Total loans to total deposits	86.16%	82.82%	79.77%	75.62%	82.29%
Noninterest-bearing deposits to total deposits	23.86%	24.13%	22.60%	23.10%	17.71%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$916,261	$928,097	$924,233	$896,303	$864,045
Average total equity for the quarter	$93,569	$91,766	$89,139	$87,181	$84,781

Non-GAAP Financial Measures

We have presented a non-GAAP financial measure in addition to results presented in accordance with GAAP for the allowance for loan losses to total loans excluding PPP loans. We have presented this non-GAAP financial measure because management believes this non-GAAP measure to be a useful measurement in evaluating the adequacy of the amount of the allowance for loan losses to total loans as the balance of SBA PPP loans, which are guaranteed by the SBA, has been significant to the loan portfolio. This non-GAAP financial measure has inherent limitations and is not required to be uniformly applied. Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for the allowance for loan losses to total loans determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other financial institutions. Reconciliation of the GAAP and non-GAAP financial measurement is presented in the table below.

Non-GAAP Reconciliation
(Dollars in thousands, unaudited)

The following table reconciles the Company’s calculation of the allowance for loan losses to period-end loans:

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Allowance for loan losses	$(6,306)	$(6,327)	$(6,157)	$(5,935)	$(6,000)

Total loans	686,398	667,551	639,633	614,377	613,363
Less: PPP loans	4,159	11,789	36,043	61,201	43,269
Total loans, net of PPP loans	$682,239	$655,762	$603,590	$553,176	$570,094
Allowance for loan losses to total loans (GAAP)	0.92%	0.95%	0.96%	0.97%	0.98%
Allowance for loan losses to total loans, excluding PPP loans (Non-GAAP)	0.92%	0.96%	1.02%	1.07%	1.05%

Category: Earnings

Media and Financial:
Laurie Stewart
President/CEO
(206) 448-0884 x306